Exhibit 99.j

CONSENT OF INDEPENDENT AUDITORS

The Board of Trustees

Elfun Funds:

We consent to the use of our report dated February 14, 2003, incorporated in this Registration Statement by reference, to the Elfun Funds and to the references to our firm under the captions “Financial Highlights” in the prospectus and “Independent Auditors” in the Statement of Additional Information.

/s/ KPMG LLP

Boston, Massachusetts

April 25, 2003